Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-3 No. 333-271563) and related Prospectus of Digital Media Solutions, Inc. for the registration of 49,206,264 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated March 16, 2022, with respect to the consolidated financial statements of Digital Media Solutions, Inc. as of and for the year ended December 31, 2021, included in its Annual Report (Form 10-K/A) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

August 23, 2023